Exhibit 99.1

Wm. Wrigley Jr. Company Announces Retirement of Chief Operating Officer, Ronald V. Waters

CHICAGO, April 11, 2006 –The Wm. Wrigley Jr. Company announced today the early retirement of Ronald V. Waters as the Company’s Chief Operating Officer to pursue other endeavors.  His responsibilities will be re-aligned within the Company’s Executive Leadership Team.

Waters joined the Company in 1999 as Chief Financial Officer and was promoted to what was then a newly created Chief Operating Officer role in January, 2004.

“During his tenure, Ron contributed significantly to the Company’s growth in the core gum business and to its expansion into the full confections category through two key acquisitions,” said Bill Wrigley, Jr., Chairman of the Board, President and Chief Executive Officer.  “We are on the right trajectory thanks to his contributions.  As a leader, Ron has provided invaluable direction and counsel and has always lived our values of trust, dignity and respect.”

As a result of this action, Peter Hempstead, Senior Vice President – Worldwide Strategy and New Business and Ralph Scozzafava, Vice President – Worldwide Commercial Operations, will now report directly to Bill Wrigley, Jr.; Darrell Splithoff – Senior Vice President – Worldwide Supply Chain, will report to Dushan Petrovich, Senior Vice President and Chief Administrative Officer.

In addition to Petrovich, others continuing to report directly to Bill Wrigley, Jr., include: Reuben Gamoran, Senior Vice President and Chief Financial Officer; Surinder Kumar, Senior Vice President and Chief Innovation Officer; and Howard Malovany, Vice President, Secretary and General Counsel.

Bill Wrigley, Jr. expressed his confidence in the organization’s ability to adapt to these changes and remain focused on growing the business.  “We have a flexible and resilient organization and all of our people around the world are committed to executing with excellence every day.”

About Wrigley

The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K.®

CONTACTS: WM. WRIGLEY JR. COMPANY

Susan Henderson	Chris Perille
Vice President – Corporate Communications	Senior Director – External Relations
Phone: (312) 645-3469	Phone: (312) 645-4077